Exhibit 10.20A

First Amendment to Employment Agreement

This First Amendment (the “Amendment “), is dated as of the 1st day of January 2008, between MHI Hospitality Corporation, a Maryland corporation (the “Company” or “Employer”), and David R. Folsom (the “Executive”) and amends that certain Employment Agreement dated January 9, 2006, between the Company and the Executive (the “Employment Agreement”). The Company and Executive are sometimes collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, the Parties desire to amend the Employment Agreement to modify certain provisions therein.

NOW THEREFORE, in consideration of the agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1: Pursuant to Section 13 of the Employment Agreement, the Employment Agreement is amended as follows:

(i) Section 3(d) of the Employment Agreement shall be amended and restated in its entirety as follows:

(d) Deferred Stock Grant. Conditioned upon and in consideration of Executive’s employment through the dates set forth immediately below, and subject to the provisions regarding termination payments in Section 6(g), unless otherwise indicated, the following shares of fully vested and transferable stock will be issued to Executive pursuant to the Company’s 2004 Long-Term Incentive Plan under the following schedule:

a.	0 shares issued in 2006 & 2007;

b.	24,000 shares will be issued on January 1, 2008, of which 10,000 shares will vest on January 1, 2008 and 14,000 shares will vest and become transferable on January 1, 2011;

c.	10,000 shares will be issued and vest on January 1, 2009;

d.	10,000 shares will be issued and vest on January 1, 2010;

e.	16,000 shares will be issued and vest on January 1, 2011.

Subject to Section 6, provided Executive is employed by Company on December 31, 2010, the 14,000 shares of stock granted under subsection (b) will vest and become transferable and the 16,000 shares of stock granted under subsection (e) will be issued and vest regardless of whether this Agreement is renewed. Shares issued pursuant to this section, will accrue and pay dividends even if such shares are not fully vested upon issuance. Executive shall not sell, convey, gift, hypothecate, assign or otherwise transfer any shares issued pursuant to this section that are issued but unvested.

(ii) Section 6(g)(iii) of the Employment Agreement shall be amended and restated in its entirety as follows:

(iii) Termination for Cause or By Executive without Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company for

Cause or by the Executive by resignation without Good Reason, the Company shall pay to the Executive the Accrued Compensation. If Executive’s employment is terminated by the Company for Cause, or by the Executive by resignation without Good Reason, Executive shall not be entitled to receive any shares under Section 3(d) that were not issued prior to the date Executive’s employment terminates and any shares issued prior to such date that are unvested as of such date shall be forfeited to the Company without the payment of any consideration. Such payments shall be made no later than sixty (60) days after the close of the year in which earned.

Section 2. Remainder of Employment Agreement. Except as set forth in this Amendment, the provisions of the Employment Agreement remain in full force and effect without change, amendment, modification or waiver.

Section 3. References. From and after the date of this Amendment, all references to the Employment Agreement shall be deemed to be references to the Employment Agreement as amended by this Amendment.

Section 4. Counterparts. This Amendment may be executed in several facsimile or electronic counterparts, each of which shall be an original and all of which constitute one and the same instrument.

Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflict of laws principles.

Section 6. Necessary Authorization. Each Party represents and warrants that it has the necessary corporate and/or legal authority to enter into this Amendment and that individuals executing this Amendment have been duly authorized to do so and that such execution creates a valid, binding, and legally enforceable obligation of each Party.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed and delivered as of the date first above written.

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Andrew M. Sims
Chief Executive Officer

/s/ David R. Folsom
David R. Folsom
Executive Vice President and Chief Operating Officer